UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 7, 2012

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA 19355-2143	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant’s telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure

Computational Guidance on Earnings Per Share Estimates

The Company frequently receives questions from analysts and stockholders regarding its diluted earnings per share (“EPS”) computation.  The information furnished in this Form 8-K updates information included in its Form 8-K filed May 2, 2012, to reflect the issuance of convertible debentures and the repurchase of 13.95 million shares of common stock on May 31, 2012.  Except as described herein, other parameters impacting the diluted EPS calculation for the second quarter of 2012 are unchanged compared to the Form 8-K filed May 2, 2012.

The Company expects that the weighted average share count to be used in the calculation of diluted EPS will be between 159 million and 160 million shares for the second fiscal quarter of 2012.

As of May 31, 2012, the Company has 131,143,534 shares of common stock and 12,129,227 shares of Class B common stock outstanding, as well as other potentially issuable shares which impact the calculation of diluted EPS.

Similar to its existing convertible senior debentures, at the direction of its Board of Directors, Vishay intends to waive its rights to settle the principal amount of its recently issued 2.25% Convertible Senior Debentures due 2042 upon any conversion or repurchase of the debentures, in shares of Vishay common stock.

If debentures are tendered for repurchase, Vishay will pay the repurchase price in cash, and if debentures are submitted for conversion, Vishay will value the shares issuable upon conversion and will pay in cash an amount equal to the principal amount of the converted debentures and will issue shares in respect of the conversion value in excess of the principal amount.

Vishay will consider the debentures to be “net share settlement debt.” Accordingly, the debentures will be included in the diluted earnings per share computation using the “treasury stock method” (similar to options and warrants) rather than the “if converted method” otherwise required for convertible debt.

The Convertible Senior Debentures due 2042 are convertible at a conversion price of $11.81 per $1,000 principal amount, equivalent to 84.6937 shares per $1,000 principal amount. There is $150 million principal amount of the debentures outstanding. The number of shares of common stock that Vishay will include in its diluted earnings per share computation, assuming an average market price for Vishay common stock in excess of the conversion price, will be determined in accordance with the following formula and weighted for the period the debentures were outstanding:

S = [$150,000,000 / $1000] * [(P - $11.81) * 84.6937] / P

where

S = the number of shares to be included in diluted EPS, and
P = the average market price of Vishay common stock for the period.

If the average market price is less than $11.81, no shares will be included in the diluted earnings per share computation.

These estimates of shares expected to be used in the calculation of diluted EPS consider the number of the Company’s shares currently outstanding, the Company’s shares retired on May 31, 2012, and the Company’s stock options, warrants and convertible or exchangeable securities currently outstanding and their exercise and conversion features currently in effect.  Changes in these parameters could have a material impact on the calculation of diluted EPS.

These estimates of shares expected to be used in the calculation of diluted EPS should be read in conjunction with the information on earnings per share in the Company’s filings on Form 10-Q and Form 10-K.  These estimates are unaudited and are not indicative of the shares used in the diluted EPS computation for any prior period.  These estimates are also not indicative of the shares to be used in the quarterly diluted EPS computation for any period subsequent to the second fiscal quarter of 2012.  The Company intends to update this information for the third fiscal quarter of 2012 concurrent with its earnings press release for the second fiscal quarter of 2012.  The Company assumes no duty to revise these estimates as a result of changes in the parameters on which they are based or any changes in accounting principles.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2012

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer